Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Opportunity Acquisition Corp.

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement on form S-4 and related proxy statement/prospectus of Golden Green Enterprises Limited (“Golden Green”) and China Opportunity Acquisition Corp. for the registration of shares of Golden Green common stock and the incorporation by reference therein of our report dated March 25, 2008, with respect to the financial statements of China Opportunity Acquisition Corp. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

/s/ WithumSmith+Brown, A Professional Corporation

WithumSmith+Brown, A Professional Corporation
New Brunswick, New Jersey

January 29, 2009